FIRST AMENDING AGREEMENT

THIS FIRST AMENDING AGREEMENT is dated as of July 26, 2006

AMONG:

ANGLOGOLD ASHANTI (U.S.A.) EXPLORATION INC.
7400 East Orchard Road, Suite 350, Greenwood Village, Colorado, U.S.A. 80111

(the "Vendor")

OF THE FIRST PART

AND:

TALON GOLD ALASKA, INC.
507 – 837 West Hastings Street, Vancouver, B.C., Canada V6C 3N6

(the "Purchaser")

OF THE SECOND PART

AND:

INTERNATIONAL TOWER HILL MINES LTD.
507 – 837 West Hastings Street, Vancouver, B.C., Canada V6C 3N6

("ITH")

OF THE THIRD PART

WHEREAS:

A. On June 30, 2006, the parties entered into the Asset Purchase and Sale and Indemnity Agreement dated for reference the 30th day of June, 2006 (the "Sale Agreement");

B. On July 7, 2006, the parties agreed in writing to extend the Closing Date under the Sale Agreement from July 7, 2006 to July 26, 2006 and further agreed that ITH would reimburse the Vendor for any and all reasonable additional costs incurred as a result of such extension of the Closing Date; and

C. The parties wish to further extend the Closing Date and to amend the Sale Agreement as more particularly set out in this First Amending Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

1. **Extension of Closing Date**. Section 1.1(h) of the Sale Agreement is hereby amended by deleting "July 7, 2006" and substituting "August 4, 2006" in its place.

2. **Extension Provisions**. In consideration of the Vendor agreeing to extend the Closing Date from July 26, 2006 to August 4, 2006, the Sale Agreement is hereby amended by adding the following as Part 20 thereof:

   "20. **EXTENSION PROVISIONS**

   20.1 **Consideration for Extending Closing Date**. In consideration of the Vendor agreeing to extend the Closing Date from July 26, 2006 to August 4, 2006 pursuant to the First Amending Agreement dated as of July 26, 2006 among the parties (the "First Amending Agreement"), ITH shall pay to the Vendor on August 4, 2006 the sum of USD50,000, such sum to be paid whether or not the Closing occurs on or before August 4, 2006, or thereafter.

   20.2 **Cost Reimbursement**. ITH will reimburse the Vendor for any and all reasonable additional costs incurred by the Vendor as a consequence of the extension of the Closing Date from July 7, 2006 to August 4, 2006. The Vendor shall provide an invoice to ITH setting out in reasonable detail the additional costs incurred by the Vendor, and reimbursement shall be made by ITH within ten (10) days after receipt of such invoice by ITH.

   20.3 **Break Fee**. If for any reason other than an act or omission of any Vendor Party, the Closing does not occur on or before August 4, 2006, ITH shall pay to the Vendor on August 4, 2006, in addition to the payments provided in Section 20.1 and Section 20.2 above, a "break fee" in the amount of USD200,000 in compensation for the Vendor's lost opportunity costs arising by reason of the Closing not occurring on August 4, 2006. The parties acknowledge and agree that the said sum of USD200,000 is not a penalty but is instead the parties' genuine pre-estimate of the Vendor's lost opportunity costs."

3. **Survival**. Section 19.13 of the Sale Agreement is hereby amended by adding "and Part 20" after "19.14" in the third line.

4. **Entire Agreement**. Section 19.15 of the Sale Agreement is hereby amended by adding after "This Agreement" in the first line thereof, "and the First Amending Agreement dated as of July 26, 2006 executed by the parties".

5. **Sale Agreement**. All terms, conditions and provisions of the Sale Agreement not herein amended shall remain in full force and effect and unamended except as specifically set forth in this First Amending Agreement. If a term, condition or provision of the Sale

Agreement conflicts with a term, condition or provision of this First Amending Agreement, this First Amending Agreement shall prevail.

6. **Definitions.** All capitalized terms used herein not otherwise defined herein shall have the meaning ascribed to such terms in the Sale Agreement.

7. **Governing Law.** The validity, interpretation and enforcement of this First Amending Agreement shall be governed by the Laws of the Province of British Columbia and the Laws of Canada applicable therein, without regard to its conflicts of law provisions. The parties hereby attorn to the non-exclusive personal jurisdiction of the Courts of the State of Alaska and the Province of British Columbia.

8. **Enurement.** This First Amending Agreement shall ensure to the benefit of and be binding upon each of the parties to this First Amending Agreement and their respective successors and permitted assigns.

9. **Counterparts and Facsimile.** – This First Amending Agreement may be executed in any number of counterparts with the same effect as if all the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This First Amending Agreement may be validly executed by means of transmission of signed facsimile.

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IN WITNESS WHEREOF the parties hereto have executed this First Amending Agreement as of the date first above written.

AngloGold Ashanti (U.S.A.) Exploration Inc.

By: ____________________

Title: Secretary & GC

Date: July 26, 2006

International Tower Hill Mines Ltd.

By: ____________________

Title: PRESIDENT

Date: JULY 28/06

Talon Gold Alaska, Inc.

By: ____________________

Title: PRESIDENT

Date: JULY 28/06